                                                                     EXHIBIT 2.2

                                                                 RECEIVED
                                                               MAR 17 1999
                                                             PEABODY & BROWN

                       IN THE UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                                 CASE NO 98-8030-CIV-HURLEY

--------------------------------------------------------------------------------

LEONARD ROSENBLUM, J/B INVESTMENT PARTNERS, SMALL AND REBECCA BARMACK, PARTNERS, BARBARA HALL, HENRY R. GRAHAM, ANNE R. GRAHAM, MARGO CORTELL, PATRICK M. RHODES, BERNICE M. HUELS, GARRETT N. VOIGHT, CLAIRE E. FULCHER, MARCELLA LEVY RICHARD HODGSON, CITY PARTNERSHIPS, HELMAN PARSONS AND CLEVA PARSONS, on behalf of themselves and all others similarly situated and derivatively on behalf of the Nominal Defendants,

                              Plaintiffs,

vs.

EQUIS FINANCIAL GROUP LIMITED PARTNERSHIP, a Massachusetts, Limited Partnership, EQUIS CORPORATION, a Massachusetts Corporation, GDE ACQUISITION LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AFG LEASING INCORPORATED, a Massachusetts Corporation, AFG LEASING IV INCORPORATED, a Massachusetts Corporation, AFG LEASING VI INCORPORATED, a Massachusetts Corporation, AFG AIRCRAFT MANAGEMENT CORPORATION, a Massachusetts Corporation, AFG ASIT CORPORATION, a Massachusetts Corporation, AF/AIP PROGRAMS LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, GARY D. ENGLE and GEOFFREY A. MACDONALD,

                              Defendants,

AIRFUND I INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AIRFUND II INTERNATIONAL LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 4 LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 5 LIMITED PARTNERSHIP, a Massachusetts

Limited Partnership, AMERICAN INCOME 6 LIMITED PARTNERSHIP, a Massachusetts Limited Partnership. AMERICAN INCOME 7 LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME 8 LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS III-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS IV-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-A LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-B LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME PARTNERS V-D LIMITED PARTNERSHIP, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-B, a Massachusetts Limited Partnership, AMERICAN INCOME FUND I-C, a Massachusetts Limited Partnership, AFG INVESTMENT TRUST A, a Delaware business trust, AFG INVESTMENT TRUST B, a Delaware business trust, AFG INVESTMENT TRUST C, a Delaware business trust, and AFG INVESTMENT TRUST D, a Delaware business trust,

                         Nominal Defendants.

--------------------------------------------------------------------------------

             PLAINTIFFS' AND DEFENDANTS' JOINT MEMORANDUM IN SUPPORT
                  OF JOINT MOTION TO MODIFY ORDER PRELIMINARILY
            APPROVING SETTLEMENT, CONDITIONALLY CERTIFYING SETTLEMENT
               CLASS AND PROVIDING FOR NOTICE OF, AND HEARING ON,
                             THE PROPOSED SETTLEMENT

      Plaintiffs ("Plaintiffs" or "Class Counsel") and Defendants submit this Joint Memorandum in support of their Joint Motion To Modify Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, And Hearing On, The Proposed Settlement.

                                   Background

      By Order dated August 20, 1998, this Court preliminarily approved the original Stipulation of Settlement dated July 16, 1998, conditionally certified the Settlement Class, and three sub-classes,(1) and provided for Notice of, and Hearing on, the proposed Settlement (the "Settlement"). A true and complete copy of the Court's August 20, 1998 Order (the "Order") is attached to the Motion as
Exhibit 1.

      As part of the settlement of the claims brought by the Operating Partnership Sub-Class, the Settlement provides for Defendants to pursue and cause the consummation of an exchange transaction (the "Exchange"), pursuant to which eleven (11) of the limited partnerships named as Nominal Defendants (the "Operating Partnerships") would be restructured, and converted into a publicly-traded entity ("Newco") whose securities would be listed and traded on the NASDAQ National Market System or other national securities exchange. The Exchange, however, does not affect the terms of the Settlement with respect to the RSL and Trust Sub-Classes.

----------
(1) The three sub-classes are referred to as: (a) the "RSL Sub-Class"; (b) the "Operating Partnership Sub-Class"; and (c) the "Trust Sub-Class".

      On or about August 24, 1998, four days after the Court's entry of the Preliminary Approval Order, Defendants filed a Consent Solicitation Statement (Form 14A) to be used in connection with the solicitation of the Operating Partnership Sub-Class' consent to the Exchange for review with the U.S. Securities and Exchange Commission (the "SEC"). The parties had anticipated that the SEC would be able to complete the review within several months, and thereafter the Notice of the Settlement and fairness hearing would be sent to all Class members, with the Consent Solicitation Statement inlcuded only with the Notice sent to the Operating Partnership Sub-Class members. However, there have been numerous unanticipated delays in completing the regulatory review of the Consent Solicitation Statement, and that process is still not yet complete. Because Class Notice to the Operating Partnership Sub-Class members must be accompanied by the Consent Solicitation Statement, the Defendants have been unable to mail the Notice and to begin the 45 day notice period required by the Stipulation before the fairness hearing on the Final Approval of the Settlement.

      However, the parties are, and have been for some time, ready to seek Final Approval of the Settlement with respect to the RSL and Trust Sub-Classes. Accordingly, in order to complete the Settlement while also accommodating the SEC's ongoing review, the parties agreed to amend the Stipulation to permit the separate settlement of the claims of the RSL and Trust Sub-Classes to go forward now, and to enable the Notice of Settlement of the claims of the Operating Partnership Sub-Class and the Consent Solicitation Statement to be completed separately. Therefore, the parties now move this Court to grant certain relief, set forth in detail below, in order to (a) promptly seek Final Approval of the Settlement with respect to the RSL and Trust Sub-Classes, and entry of a separate Final Judgment on the claims brought by the RSL and Trust Sub-Classes; and (b) permit the Operating Partnerships to conduct business in a manner consistent with the objectives of the Exchange during and after the ongoing SEC review and prior to entry of Final Judgment relating to the claims brought by the Operating Partnership Sub-Class.

                             The Proposed Amendments

      The following is a description of the proposed amendments to the Settlement that were negotiated on an arm's-length basis by Class Counsel and the Defendants. The vast majority of the original Stipulation has not been altered, and the sub-classes, which were conditionally certified by the Court in its August 20, 1998 Order, remain the same.

A.    Amendments Pertaining to the Bifurcation of the Settlement

      In order for the RSL Sub-Class and the Trust Sub-Class portions of the Settlement, already preliminarily approved by the Court, to proceed to Final Approval and entry of Final Judgment without the delay caused by the SEC's review of the Consent Solicitation Statement, the parties seek to bifurcate the consummation of the Settlement. Specifically, the parties have agreed to the following changes to the Stipulation:

            (a) amend Section 4.2 to bifurcate the Class Notice process so that a Class Notice may be sent to the RSL and Trust Sub-Classes before and separate from a Class Notice to the Operating Partnership Sub-Class;

            (b) amend Sections 4.1(j) and 4.4 to bifurcate the Final Approval process so that a Final Approval Hearing on the Settlement as it pertains to the RSL and Trust Sub-Classes may take place before and separate from a Final Approval Hearing on the Settlement as it pertains to the Operating Partnership Sub-Class;

            (c) amend Section 4.5 to bifurcate the entry of Final Judgments so that Final Judgment may enter on the claims brought by the RSL and Trust Sub-Classes before and separate from the claims brought by the Operating Partnership Sub-Class; and

            (d) amend Article III to permit bifurcation of the discharge of the claims so that the claims brought by the RSL and Trust Sub-Classes can be discharged separately from the claims brought by the Operating Partnership Sub-Class.

      Correspondingly, the parties request that this Court issue an Amended Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing on, The Proposed Settlement, in a form substantially similar to that set forth as Exhibit A to the Amended Stipulation. Under the terms of this Order, two Final Approval hearings will take place: the first will address only the provisions of the Settlement pertaining to the RSL and Trust Sub-Classes, and the second will pertain only to the Exchange and the Operating Partnership Sub-Class. The parties also propose to revise the original Notice of Class Action Determination, Proposed Settlement, and Fairness Hearing to reflect that it pertains only to the RSL and Trust Sub-Classes, and issue a second Notice of Class Action Determination, Proposed Settlement, and Fairness Hearing pertaining only to the Operating Partnership Sub-Class. Copies of the proposed Notices are attached as Exhibits B and C to the Amended Stipulation.

      B.    Amendments Pertaining To Operating Partnership Sub-Class

      When the original Stipulation was executed, the parties were optimistic that a definitive Consent Solicitation Statement would be completed and distributed to the Limited Partners within several months and that the Exchange could be consummated soon thereafter. That timetable was not met because the SEC review process has taken longer than anticipated. As a result of the delay, the General Partners of the Operating Partnerships must now, among other things, update the Partnership financial statements that were originally provided to the SEC. The audit of these updated financials is not yet complete and the Exchange, if approved, may be delayed for several more months.

      As a result, the parties now seek to amend Article IV of the Stipulation to include certain provisions that will minimize any potential loss of value in the Exchange and Settlement caused by the delay in the review of the Consent Solicitation Statement. These provisions are intended to maintain and maximize the projected value of the Shares in the new public company, Newco, that will be given to the Operating Partnership Sub-Class members by allowing Newco to receive the benefit of ongoing reinvestments by the Partnerships.

      The proposed amendments will permit the Operating Partnerships, pending the completion of the SEC review process and ultimately the Exchange, to reinvest a certain portion of the money (40% of the total aggregate net asset value of the Partnerships) they have received from the sales of equipment. Currently, each partnership has been selling, and will continue to sell, equipment as favorable opportunities may arise. However, in their current status, the Operating Partnerships cannot reinvest the cash received from the sales under the terms of the Partnership Agreements.(2) Class Counsel and Defendants believe the inability to reinvest cash during the ongoing review process of the SEC will likely cause the Operating Partnerships to lose business opportunities that could be extremely beneficial to

----------
(2) The Partnership Agreements prohibit the reinvestment of cash except in limited circumstances.

the new public company. The flexibility that reinvestment will provide will enable the Operating Partnerships to take advantage of the investment opportunities as they arise that will likely yield a higher rate of return for the partnerships than the investment of such cash in short term investment vehicles, such as Treasury Bills. Had the Exchange not been delayed, such moneys would be reinvested by Newco in new assets as a matter of course. This approach, therefore, is consistent with the business plan of Newco, and will be beneficial to the members of the Operating Partnership Sub-Class.

      In addition, in the absence of reinvestment by the Operating Partnerships in advance of the Exchange, Newco will be forced after the Exchange to invest all of the cash accumulated by the Operating Partnerships in an accelerated fashion, whether or not the market conditions are favorable at such time. The parties believe it is preferable for investments to be made currently and on an ongoing basis rather than all at once, to allow the Partnerships to take advantage of favorable pricing and financing opportunities.

      Moreover, the amendments contain provisions to return Operating Partnerships Sub-Class members to the pre-Exchange status quo in the event that either an Operating Partnership does not participate in the Exchange or the Exchange itself is not consummated. For example, the amendments provide that any Operating Partnership that elects not to participate in the Exchange shall be returned to its present position by providing that Newco will acquire any new investments of such non-participating Operating Partnerships for the amount of its net equity investment, plus an annualized return of 7.5%. The amendments also provide, in the event that the Exchange is not consummated, that the General Partners shall (1) use their best efforts to divest all such new investments in an orderly and timely fashion, and (2) cancel or return any acquisition or management fees relating to the new investments.

      Specifically, the parties have agreed to a new Section 4.1(i) which has been inserted into the Amended Stipulation to allow for a Preliminary Approval Order containing the following provisions.(3)

            i. Provide that, effective March 19, 1999, the Operating Partnerships may collectively invest up to forty percent (40%), to be increased only upon agreement of the parties, of the total aggregate net asset values of all the Operating Partnerships, in any investment, including, but not limited to additional equipment and other business activities, that the General Partner and the Manager reasonably believe to be consistent with the operating objectives and business interests of Newco after the Exchange (the "New Investments"), subject to the following limitations:

            a. Under no circumstances may the Operating Partnership reduce its cash balance to an amount less than the amount required to pay the Operating Partnership's share of the $10 Million Cash Distribution provided for herein, plus such additional amount as the General Partner reasonably

----------
(3) Paragraph 11 of the proposed Amended Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice Of, And Hearing On, The Proposed Settlement, attached as Exhibit A to the Amended Stipulation, has also been amended to incorporate these changes.

                  believes to be necessary to meet working capital and other cash reserve requirements of the Operating Partnership.

            b. To the extent that New Investments are made in additional equipment, the Manager will (i) defer, until the earlier of the effective date of the Exchange or December 31, 1999, any Acquisition Fees resulting therefrom and (ii) limit its Management Fee on all such assets to 2% of rental income. In the event the Exchange is consummated, all such Acquisition and Management Fees relating to the New Investments will be paid to Newco.

            c. To the extent that New Investments are not represented by equipment (i.e.: business acquisitions), the Manager will forego any Acquisition Fees and Management Fees related to such assets.

            d. Except for permitting New Investments, or as otherwise provided for herein, all other provisions of the Partnership Agreements governing the investment objectives and policies of the Partnership shall remain in full force and effect.

            e. In the event that an Operating Partnership has acquired New Investments pursuant to Section 4.1(i)(a) through (d) above, and is not a party to the Exchange, Newco shall acquire all such New Investments from such Operating Partnership for an amount equal to the Operating Partnership's net equity investment in such New Investments plus an annualized return thereon of 7.5%;

            f. In the event that an Operating Partnership has acquired New Investments pursuant to Section 4.1(i)(a) through (d) above and the Exchange is not consummated, the General Partner(s) shall (i) use its (their) best efforts to divest all such New Investments in an orderly and timely fashion, and (ii) cancel or return to each Operating Partnership any accumulated or deferred fees on New Investments.

      In addition, Section 4.1(h) has been amended to exclude from the current injunction against the transfer of units, any transfers to family members or in the cases of divorce, death or incapacity of a Unitholder. This amendment has been incorporated to facilitate certain transfers for the benefit of the Operating Partnership Sub-Class members during the prolonged delay expected to be caused by the SEC's continued review of the Consent Solicitation Statement.

      2. Amendment to Permit More Flexibility Concerning Listing on NASDAQ National Market

      In the original Stipulation, the consummation of the Exchange was contingent on and subject to several conditions, including the acceptance of the Shares for listing on the

NASDAQ National Market or another national exchange or market.(4) The original Stipulation did not take into account the fact that the Defendants may need flexibility in meeting this condition in order to meet certain requirements and preconditions to listing. As set forth below, the Amended Stipulation corrects this situation.

      The parties anticipate a possible delay in listing the Newco Shares on the NASDAQ National Market or another national exchange for two reasons. First, the Shares must be registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Generally, where registration of the offering of securities is also required under the Securities Act of 1933, as amended (the "Securities Act"), registration under the Exchange Act can be accomplished by filing a simplified registration statement that describes the

----------
(4) Another condition to the consummation of the Exchange is the approval of the Limited Partners of at least seven (7) Operating Partnerships. The Staff of the SEC has inquired whether this Court has carefully considered the method of approval by the Operating Partnerships under the Settlement since, in the SEC's view, it represents a change from the voting procedures described in the Partnership Agreements regarding votes to liquidate the Partnership. As is specifically set forth in the Stipulation and Notice that was preliminarily approved by the Court on August 20, 1998, the Limited Partners of an Operating Partnership will be deemed to have consented to participation in the Exchange by their consent to the Settlement and, therefore, unless more than one-third (1/3) of the outstanding Units of such Partnership object to the Exchange, the Partnership's Limited Partners will be deemed to have consented to participation. This method for inclusion of the Operating Partnerships in Newco was adopted after Class Counsel and Counsel for the Defendants had considered an identical voting procedure that was part of the settlement in the case of In re Prudential Securities Incorporated Limited Partnerships Litigation, MDL Docket No. 1005M-21-67(MP)(S.D.N.Y.) (the "Related Class Action Settlement") as precedent for the use of this type of procedure and had reviewed the law, regulations and the Partnership Agreements and prospectuses of the Operating Partnerships with respect to its use. As here, the parties to the Related Class Action, relying upon the ss.3(a)(10) exemption, requested a no-action letter from the SEC to confirm the availability of the exemption. The no-action letter of inquiry specifically described the voting procedure. Similarly, the Defendants in the present action filed a no-action letter of inquiry with the SEC concerning the ss.3(a)(1O) exemption, modeled in part on the Related no-action inquiry letter, and describing the voting procedure. In both the Related action and the present action, the SEC Staff reply stated that it would not recommend enforcement action. (For the Court's convenience, copies of memoranda concerning the voting procedure prepared by Defendants' counsel in response to the SEC are attached hereto as Exhibit 1). In the event that the Court wishes additional information at this time or in connection with the fairness hearing, the parties will submit a more detailed memorandum addressing the voting procedure.

securities being registered and becomes effective at the same time as the more detailed Securities Act registration statement. In this situation, however, where Newco is exempt from registration under ss.3(a)(l0) of the Securities
Act, a detailed Exchange Act registration statement must be filed and cleared by the SEC before Newco can be listed on the NASDAQ National Market or another national exchange.

      Second, in addition to registration under the Exchange Act, NASDAQ will impose additional conditions that Newco must satisfy, including the requirements that Newco must provide (a) information supporting its compliance with NASDAQ's minimum bid price criteria ($5.00) given the absence of a current market or quotation medium for the Shares, including the projected and/or anticipated bid price per Share and the basis for the valuation of the Shares, and (b) indications from at least four market makers of their intentions to make a market in the Shares upon the commencement of trading on NASDAQ. As a result, although all other conditions may be met for the consummation of the Exchange, Newco may nevertheless need to delay the listing of its Shares until it has satisfied both the NASDAQ listing and the Exchange Act registration requirements.

      Therefore, Class Counsel and the Defendants request that the Court amend Sections 2.2(b) and 5.2(b) of the Stipulation to read in its entirety as follows:

            Newco shall use its best efforts to list the Shares on the NASDAQ National Market or another national exchange or market as soon after the Exchange as Newco deems that its business operations and market conditions are suitable for the listing of the Shares and (i) has filed a registration statement pursuant to Section 12 of the Securities Exchange Act of 1934 covering the Shares which the SEC has declared effective, and (ii) can satisfy the other listing requirements of NASDAQ National Market or another national exchange.

      3. Amendments to Clarify (a) Accounting Procedure for Determining Target Net Income; and (b) Distribution of Escrowed Shares to Equis if Newco is Sold

      The parties seek to amend Section 2.2(i)(ii) of the Stipulation to make clear that the Target Net Income will be determined using pooling of interest accounting, as follows:

            Target Net Income has been determined assuming Newco uses pooling of interest accounting and therefore, notwithstanding the accounting method actually used by Newco, Actual Net Income will be determined with pooling of interest accounting. If Newco does not use pooling of interest accounting, Newco will separately disclose Actual Net Income in the footnotes to its annual financial statements.

      In addition, the parties seek to clarify the Stipulation to make clear that, in the event Newco is sold, they will agree to establish a method for the distribution of the Escrowed Shares, if any, to the Equis Owners. Accordingly,
Section 2.2(i)(ii) has been amended to expressly provide that the parties agree to establish a method for the distribution of the Escrowed Shares to the Equis Owners in the event that Newco is sold.

                                   Conclusion

      For the foregoing reasons, Plaintiffs and Defendants request that this Court grant the Joint Motion To Modify Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, And Hearing On, The Proposed Settlement.

                                           Respectfully submitted,
                                           this 15 day of March, 1999,

                                           ATTORNEYS FOR DEFENDANTS:


                                           /s/ Joseph F. Hession
                                           --------------------------------
                                           RICHMAN GREER WEIL BRUMBAUGH
                                           MIRABITO & CHRISTENSEN, P.A.
                                           Gerald F. Richman
                                           Joseph F. Hession
                                           Phillips Point - East Tower
                                           777 South Flager Drive - Suite 1100
                                           West Palm Beach, Florida 33401
                                           (561) 803-3500

                                           PEABODY & BROWN
                                           Deborah L. Thaxter, P.C.
                                           Gregory P. Deschenes
                                           101 Federal Street
                                           Boston, MA 02110-1832
                                           (617) 345-1000


                                           ATTORNEYS FOR PLAINTIFFS:


                                           /s/ Allan Lerner   By ADF
                                           -------------------------------
                                           LERNER & PEARCE, P.A.
                                           Allan M. Lerner
                                           2888 East Oakland Park Boulevard
                                           Ft. Lauderdale, FL 33306
                                           (954) 563-8111

                                           /s/ Andrew D. Friedman
                                           -------------------------------
                                           WECHSLER HARWOOD HALEBIAN &
                                           FEFFER LLP
                                           Andrew D. Friedman
                                           468 Madison Avenue, 8th Floor
                                           New York, NY 10022
                                           (212) 985-7400

                                           LAW OFFICES OF VINCENT T.
                                           GRESHAM
                                           Vincent T. Gresham
                                           6065 Roswell Road, Ste. 1445
                                           Atlanta, GA 30328
                                           (770) 552-5270

                                           GILMAN AND PASTOR
                                           Peter A. Lagorio
                                           One Boston Place
                                           Boston. MA 02108-4400
                                           (617) 589-3750

                                           BENJAMIN S. SCHWARTZ,
                                           CHARTERED
                                           Benjamin S. Schwartz
                                           4600 Olympic Way
                                           Evergreen, CO 80439
                                           (303) 670-5941

                                           LAW OFFICES OF LIONEL Z. GLANCY
                                           Lionel Z. Glancy
                                           1801 Avenue of the Stars, Suite 306
                                           Los Angeles, CA 90067
                                           (310) 201-9150

                                           LAW OFFICES OF JAMES V. BASHIAN
                                           500 Fifth Avenue, Ste. 2700
                                           New York, NY 10110
                                           (212) 921-4100

                                           THOMAS A. HOADLEY. PA
                                           310 Australian Avenue
                                           Palm Beach, FL 33480
                                           (561) 792-9006

                                           GOODKIND, LABATAN, RUDOFF &
                                           SUCHAROW, LLP
                                           Lynda J. Grant
                                           Robert N. Cappucci
                                           100 Park Avenue
                                           New York, NY 10017
                                           (212) 907-0700

                                           LASKY & RIFKIND, LTD.
                                           Leigh Lasky
                                           30 North LaSalle Street, Ste. 2140
                                           Chicago, IL 60602
                                           (312) 759-7670

                                           HAROLD B. OBSTFELD, P.C.
                                           Harold B. Obstfeld
                                           260 Madison Avenue
                                           New York, NY 10116
                                           (212) 696-1212

                                                   Case No.: 98-8030-CIV-HURLEY

      WE HEREBY CERTIFY that a true and correct copy of the foregoing Plaintiffs' and Defendants' Memorandum in Support of Joint Motion to Modify Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of and Hearing on the Proposed Settlement has been furnished via U.S. Mail to: all parties listed on the attached service list this 15th day of March, 1999.

                                           RICHMAN GREER WEIL BRUMBAUGH
                                           MIRABITO & CHRISTENSEN, PA.
                                           Co-Counsel for Defendants
                                           Phillips Point East Tower
                                           777 South Flagler Drive, Suite 1100
                                           West Palm Beach, Florida 33401
                                           Telephone: (561) 803-3500
                                           Facsimile: (561) 820-1608


                                           By:  /s/ Joseph F. Hession
                                               --------------------------------
                                                GERALD F. RICHMAN
                                                Florida Bar No.: 0066457
                                                JOSEPH F. HESSION
                                                Florida Bar No.: 061476

                                                    Case No.: 98-8030-CIV-HURLEY

                                  SERVICE LIST:

PEABODY & BROWN
Deborah L. Thaxter, P.C.
Gregory P. Deschenes
101 Federal Street
Boston, MA 02110-1832
(617) 345-1000

WECHSLER HARWOOD HALEBIAN & FEFFER, LLP
Andrew D. Friedman
488 Madison Avenue, 8th Floor
New York, NY 10022
(212) 935-7400

LAW OFFICE OF VINCENT T. GRESHAM
Vincent T. Gresham
6065 Roswell Road, Suite 1445
Atlanta, GA 30328
(770) 552-5270

GILMAN AND PASTOR
Peter A. Lagorio
One Boston Place
Boston, MA 02108-4400
(617) 589-3750

BENJAMIN S. SCHWARTZ, CHARTERED
Benjamin S. Schwartz
4600 Olympic Way
Evergreen, CO 80439
(303) 670-5941

LAW OFFICES OF LIONEL Z. GLANCY
Lionel Z. Glancy
1801 Avenue of the Stars, Suite 306
Los Angeles, CA 90067
(310) 201-9150

LERNER & PEARCE
Allan Lerner
2888 East Oakland Park Boulevard
Fort Lauderdale, FL 33306
(954) 563-8111

LAW OFFICES OF JAMES V. BASHIAN
500 Fifth Avenue, Suite 2700
New York, NY 10110

THOMAS A. HOADLEY, P.A.
310 Australian Avenue
Palm Beach, FL 33480
(561) 792-9006

GOODKIND, LABATAN, RUDDOFF & SUCHAROW, LLP
Lynda J. Grant
Robert N. Cappucci
100 Park Avenue
New York, NY 10017
(212) 907-0700

LASKY & RIFKIND, LTD.
Leigh Lasky
30 North LaSalle Street, Suite 2140
Chicago, IL 60602
(312) 759-7670

HAROLD B. OBSTFELD, P.C.
Harold B. Obstfeld
260 Madison Avenue
New York, NY 10116
(212) 696-1212

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                         [LETTERHEAD OF PEABODY & BROWN]

                                   MEMORANDUM

To:   United States Securities and Exchange Commission

From: Peabody & Brown

Date: November 24, 1998

Re    Voting on the Equis Financial Group, Inc., Consolidation

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      You have asked us, in your comment letter dated October 30, 1998, to provide you with our analysis under state and federal law of the validity of the voting procedure being used in connection with the proposed Consolidation of eleven Partnerships into a new entity, Equis Financial Group, Inc. A Partnership will participate in the Consolidation (assuming that the Consolidation is approved by the Court and the other conditions to effecting the Consolidation are satisfied or waived) unless limited partners holding more than 33 1/3% of the outstanding Units in such Partnership Object to the Consolidation.

I.    Applicable Voting Requirements

      A.    Massachusetts Statutes

            All of the Partnerships were formed under the Massachusetts Uniform Limited Partnership Act (Massachusetts General Laws, c. 109).
            Section 18 of the Act provides that a partnership agreement may grant to limited partners the right to vote: it does not require that the limited partners be given the right to vote, nor does it mandate the particular form that a vote must take if the limited partners are given the right to vote.

      B.    Federal Statutes and Regulations, SEC Releases and Policy Statements

            There is nothing in Section 14 of the Securities Exchange Act of 1934 or the related proxy rules (Rule 14a (17 CFR ss.240.14(a)), or in SEC releases or policy statements, that specifies that a vote must be obtained from the limited partners of a partnership in connection with a partnership transaction, nor is there anything that mandates the particular form a vote

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                                                                       EXHIBIT 1
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Memorandum to United States
 Securities and Exchange Commission
November 24, 1998
Page 2


            must take when limited partners are voting directly on a matter on which they have been given the right to vote. Further. the definition of "proxy" in Rule 14a-1(f) under the '34 Act provides that "The consent or authorization may take the form of failure to object or to dissent."

            Although the Partnerships believe that the Objection Notice that is Appendix B to the Solicitation Statement is already clear on this point, they would be willing to revise the Notice to add the statement that a Notice not returned will be counted as a vote in favor.

      C.    Securities Regulation Treatises

            We found nothing in the treatise Fundamentals of Securities Regulation, 3rd ed., Loss and Seligman, or in Clark Boardman Callaghan's Securities Law Series that addresses this issue.

      D.    Case Law

            We did not find any decision on this issue in a Westlaw search of the Delaware, Massachusetts and New York case law databases.

      E.    Partnership Agreements

            None of the partnership agreements of the eleven Partnerships mandates a specific form a vote must take when limited partners are voting directly on a matter on which the have been given the right to vote.

            Each of the partnership agreements states, in a Section captioned "Other Amendments" and numbered Section 11.2 or Section 12.2, depending upon the agreement, that the General Partner shall not amend the agreement without "Majority Consent" or the "Consent of a Majority in Interest" to "(iii) sell all or substantially all of the [Equipment] [Aircraft] and the other assets of the Partnership in a single sale or multiple sales in the same 12-month period, except in the ordinary liquidation and winding up of the Partnership upon its termination and dissolution." "Consent" is defined in the agreements as "either the consent given by vote at a meeting called and held in accordance with the provisions of Section [10.1] [11.1] or the written consent of a Person to do the act or thing for which the consent is solicited. or the act of granting such consent, as the context may require." In the case of the Consolidation, consent is granted by not objecting, and unless the effective approval of two-thirds of the limited partners of a Partnership is obtained, that Partnership will not participate in the Consolidation.

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Memorandum to United States
 Securities and Exchange Commission
November 24, 1998
Page 3


      F.    Prospectuses

            The Prospectuses for the eleven Partnerships contain the same language as that contained under the caption "Other Amendments" in
            Section 11.2 or Section 12.2 of the partnership agreements cited above.

II.   Court's Authority To Revise Contract Terms in Approving Settlements

            While we found no case which explicitly says that a court may revise the terms of a contract in approving a settlement, this has been done in a number of cases. In addition, the treatise Newberg on Class Actions expressly states that a court has the power to revise the plaintiffs' obligations to the defendant in approving settlements. Newberg on Class Actions, 3rd ed., Vol. 2. n. 263 ("The court has the authority to approve settlements abrogating preexisting contractual obligations of class members with the defendant.")

            Following are examples of some of the cases in which courts have approved settlements which revise the parties' contractual obligations to one another.

            Rievman v. Burlington Northern Railroad Co., 118 F.R.D. 29 (S.D.N.Y.
            1987) (class settlement authorized cash payment to bond holders in return for bond holders release of lien on collateral even though terms of bond mortgages did not provide for cash payment)

            Ventre v. Datronic Rental Corp., 1995 WL 25308 (N.D. Ill.) (class action settlement agreement amended limited partnership agreements to restructure partnerships and substitute new general partner)

            In re Clark Oil & Refining Corporation Antitrust Litigation, 422 F.Supp. 503 (E.D. Wisc. 1976) (class action settlement agreement revised terms of lease agreements)

            Diamond v. Fogelman, 1992 WL 245680 (E.D.N.Y. 1992) (limited partnership units reorganized under terms of class action settlement agreement)

            Liddell v. Bd. of Educ. of City of St. Louis, 867 F.2d 1153 (8th Cir. 1989) (court approved settlement revised terms of earlier settlement agreement in providing defendant with additional time to comply with desegregation plan)

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Memorandum to United States
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November 24, 1998
Page 4


            Robertson v. National Basketball Association, 72 F.R.D. 64 (S.D.N.Y.
            1976), affd. 556 F.2d 682 (1977) (settlement agreement radically modified draft practices, eliminated option clauses, and modified compensation rule)

            American Basketball Association v. National Basketball Association, 72 F.R D. 594 (S.D.N.Y. 1976) (modification of contractual rights of basketball players)

      Conclusion. We found nothing under either state or federal law to question the validity of permitting a vote in favor of the Consolidation by means of not returning the Objection Notice. There also is precedent for the voting procedure being used in the consolidation: the same procedure was used, for example, in the consolidation of the several Summit limited partnerships into Aegis Realty, Inc. We know of no case law or statute or regulations prohibiting its use in this transaction. Accordingly, while it is our view that such a procedure would be valid in any case because the Court so ordered, our analysis does not rely only on that view. We do not agree, nor was the Court specifically advised, "that such a procedure appears to violate both state and federal law governing solicitations" as asserted in your comment letter.

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                         [LETTERHEAD OF PEABODY & BROWN]

                                   MEMORANDUM

To:   United States Securities and Exchange Commission

From: Peabody & Brown

Date: December 16, 1998

Re:   Voting on the Equis Financial Group. Inc., Consolidation

--------------------------------------------------------------------------------

      This Memorandum supplements our Memorandum dated November 24, 1998, and provides further analysis of the validity of the voting procedure being used in connection with the proposed Consolidation. Specifically, this Memorandum supplements the analysis under the heading "I. Applicable Voting Requirements --
E. Partnership Agreements" in the November Memorandum.

      As we noted in the November Memorandum, each of the partnership agreements states, in a Section captioned "Other Amendments" and numbered Section 11.2 or
Section 12.2. depending upon the agreement, that the General Partner shall not amend the agreement without "Majority Consent" or the "Consent of a Majority in Interest" to "(iii) sell all or substantially all of the [Equipment] [Aircraft] and the other assets of the Partnership in a single sale or multiple sales in the same 12-month period, except in the ordinary liquidation and winding up of the Partnership upon its termination and dissolution."

      As we further noted in the November Memorandum, "Consent" is defined in the agreements as "either the consent given by vote at a meeting called and held in accordance with the provisions of Section [10.1] [11.1] or the written consent of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require."

      The definition of "Consent" provides for three different ways to evidence consent, separated by the disjunctive "or." In our view, the third of these, "the act of granting such consent," covers the procedure that the Partnerships propose to use in the Consolidation. As proposed, a Partnership will participate in the Consolidation unless limited partners holding more than 33 1/3% of the outstanding Units in such Partnership object to the Consolidation by returning an objection notice. By not returning an objection notice,

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Memorandum to United States
 Securities and Exchange Commission
December 16, 1998
Page 2


limited partners will be acting in a manner that grants consent. Furthermore, unless limited partners holding at least 66 2/3% of the of the outstanding Units in a Partnership so act, that Partnership will not participate in the Consolidation.

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